EXHIBIT 99.2

American Eagle Outfitters, Inc.

Fourth Quarter 2011

Conference Call Transcript dated March 7, 2012

Operator: Greetings and welcome to the American Eagle Outfitters fourth quarter 2011 earnings conference call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Judy Meehan, Vice President of Investor Relations. Thank you, Ms. Meehan. You may begin.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Good morning everyone. Joining me today are — Robert Hanson, Chief Executive Officer; Roger Markfield, Executive Creative Director; and Joan Hilson, Chief Financial Officer. Before we begin today’s call, I need to remind you that during this conference call we will make certain forward-looking statements. These statements are based upon information that represents the Company’s current expectations or beliefs. Results actually realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual report filed with the SEC. Now, I’ll turn the call over to Robert for his opening remarks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks Judy and good morning everyone. It’s great to be with you. I am very excited to be here and to have the opportunity to lead American Eagle Outfitters into its next growth chapter. I want to acknowledge Jim for the Company he’s built with Roger, and thank them for their support during this transition. My first 30 days have been energizing and insightful. Simply put, my reasons for joining AEO have been confirmed. We have a solid foundation in place with significant potential for improvement. In our current arsenal we have one of the strongest brands in the business, an extensive and profitable store fleet, a well-established e-commerce business, a leading infrastructure and an excellent balance sheet.

As the cornerstone of our Company, the American Eagle brand is well positioned for the times. The brand has a strong customer value proposition, leading core businesses, and untapped growth potential in additional categories, channels, as well as international expansion opportunities. With this foundation in place, I see opportunities to leverage my 24 years of experience in apparel and global brand building to bring value to the Company. To drive improved performance, we need to continue innovating our products, customer experience and elevating our capabilities.

I clearly recognize the challenges of the past several years. Our top line has been essentially flat and margin erosion has been significant. During the first few weeks, I’ve been working with the team to evaluate our longer term strategies to ensure we are positioned to deliver sustainable, profitable growth and this evaluation will continue over the next several months.

In the meantime, our near term priorities include driving a competitive top line, improving margins, and strengthening inventory productivity. Other areas that have my attention include plans to accelerate e-commerce, an evaluation of our store fleet and leveraging our corporate infrastructure. Before I review our priorities in greater detail, I’ll turn it over to Roger and Joan to go through our 2011 performance and outlook. Roger, over to you.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Good morning everyone. I am absolutely delighted to welcome Robert to our Company. As he has discovered over the past few weeks, the core strength of our Company is our brands, the relationship we have with our customers, and of course our people. During the second half of the year, we had success regaining business momentum, by delivering on-trend assortments and great value to our customers. In fact, we saw 40% growth in our active customer database in the fourth quarter. I’m pleased that we’ve delivered top line growth that led our sector and peer group during the fourth quarter. As you will hear from Robert in a few minutes, our priority is to strengthen inventory productivity and generate higher returns.

Now, let me review the drivers of our holiday assortment. I’m extremely proud of the team’s accomplishments. We delivered on our core businesses, the areas that we are famous for, including tees, denim and wovens. We struck the right balance between fashion and fashion basics. We were on-trend and saw a tremendous response from our customers to new silhouettes and a powerful color story that clearly differentiated us against our peers. Denim was once again among the strongest categories, continuing to drive our leading market position. Of course, there’s always room for improvement with opportunity for next year in cold weather accessories, outerwear, sweaters and fleece.

As we move forward into spring, we are continuing to lead with a powerful color statement. Our stores this spring are vibrant, fresh and optimistic, truly reflecting our brand DNA. Within the assortment we’re building on fashion basics that are resonating well with our customers and leveraging our strength in bottoms with new trend-right color jeans and shorts. Within women’s, we are also maximizing our dress business along with accessories to complete the outfit. Our teams continue to work hard to maximize our core strengths and keep the momentum going.

During the quarter, aerie brand performance was mixed with apparel categories performing below expectations. But in intimates where we took a dominant position within the assortment the business was strong. We saw the best performance in bras and undies, supported by successful new bra launches, a strong color pallet and on-trend fashion such as our vintage lace line. We will continue to build on this success and hone in on maximizing intimates and increasing our dedication to yoga, loungewear, sleep and personal care. For the future we have a clear opportunity to fortify our position in intimates and exploit the market opportunity in a more meaningful way. To conclude, we’re focused on elevating our product and brand experience, driving momentum across our core businesses, improving what isn’t working in the assortment, and driving better returns on our inventory investments. Joan will now cover the financial results.

Joan Hilson- American Eagle Outfitters Inc- CFO: Thanks, Roger and good morning everyone. I’m also very pleased to welcome Robert. With his partnership, we will strengthen our return on invested capital discipline and look for opportunities to drive productivity across our business in areas such as — inventory, store operations, supply chain, and real estate, among others. In the fourth quarter, we delivered a double-digit top line increase, fueled by our investments in core categories and a revenue driving promotional strategy. Our fourth quarter profitability was negatively impacted by higher cotton costs and increased promotions compared to last year.

Total consolidated fourth quarter sales increased 14% to a little over $1 billion. Comparable store sales increased 11% including e-commerce. By business, AE brand comps increased 10%, aerie was up 6% and AE Direct increased 18%. Within the AE brand, men’s comps increased in the low double-digits and women’s increased in the high single-digits. Comps were also positive across geographic regions including Canada. Our strategy to drive sales through targeted promotional activity resulted in higher traffic and conversion. Transactions and units sold per average store increased in the mid-teens. Promotions led to a lower realized price and a lower transaction value, which declined in the mid single-digits.

Now regarding margins. Consistent with many in our sector, we experienced margin erosion. The gross margin rate of 34.1% declined 530 basis points. This was due to a 610 basis point drop in the merchandise margin. Average unit cost increases driven by the spike in cotton caused roughly half of the decline. Increased markdowns required to continue sales momentum during peak holiday shopping contributed the balance. Positively, within gross margin, rent leveraged 80 basis points.

Now on to SG&A. Excluding executive transition costs of $6 million, SG&A leveraged 70 basis points to last year. The balance of the SG&A dollar increase is due to variable expense related to the sales increase and a planned investment in advertising. During the fourth quarter, we took an asset impairment charge of $21 million, primarily related to aerie stores. I indicated on the last call there are a number of underperforming stores. We are evaluating these stores for closure or exit under the lease provision.

Now, turning to the balance sheet. We ended the year with inventory on target which was up 24% at cost per foot due in part to a high single-digit increase in the average unit cost. Capital expenditures for the fourth quarter totaled $3 million, compared to $19 million last year. Annual CapEx was $100 million, compared to $84 million last year.

Now, regarding our outlook. As Robert works with us to further map out our strategies and near-term initiatives, we will provide more visibility to our outlook for the year on our first quarter call in May. That said, at this time we can provide a broad framework on how we are thinking about the year. We are planning a modest sales increase. While product cost inflation will pressure merchandise margins in the first half, we expect lower product costs to benefit margins in the second half. In addition, with strategies Robert will outline, we expect inventory growth to slow as we move forward and decline in the second half. As we look to drive improved inventory productivity, we are targeting lower markdown rates. In aggregate, for the year, we expect some level of margin improvement and importantly, expense management remains a priority.

Capital expenditures are planned at approximately $100 million related to stores, technology projects and investments in e-commerce. We are planning 15 new stores, and roughly 100 remodels and renovations. Including 20 to 30 store closings planned for this year, square footage is expected to decline slightly. New stores are primarily in outlet centers, which are among our most productive formats, targeting a 25% to 30% average four-wall profit margin above the chain average of 19%. Depreciation is anticipated to be about flat to 2011, and that we are assuming a 2012 effective tax rate of 38%.

Now, regarding the first quarter, February provided a solid start to the quarter with positive comps driven by well-balanced selling of spring product and clearance. That said, it’s early in the quarter and our outlook remains cautious with spring breaks and Easter still ahead. Our first quarter EPS guidance of $0.08 to $0.10 assumes continued pressure from cotton, higher markdowns which includes the potential for increased promotional activity. Additionally and consistent with our goal of slowing inventory growth, first quarter ending inventory is expected to be up in the mid-teens, versus a 24% cost per foot increase at the end of the fourth quarter. In summary, our outlook reflects the key initiatives that Robert will discuss. Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Roger and Joan. As we move ahead in 2012, our intent is to identify how we can both leverage our current assets, our brands, product categories, channels and international, to deliver stronger operating results, and to identify new, compelling sources of sustainable, profitable revenue growth. My initial focus over the last 30 days has been to work with the team to map out our near-term initiatives to improve performance. I will focus on these initiatives today. Later in the year, we will provide more details on our medium to longer term growth strategies and supporting initiatives. Regarding the near-term, first, we’ll focus on sustaining competitive top line growth through on-trend product assortments, traffic-driving marketing and promotions, strong customer experience, and by leveraging our large customer database. To achieve this, we must have an innovative product-driven customer-centric culture supported by the right talent, process and creativity.

Second, we need to improve inventory productivity to deliver better returns. Our focus here will be on achieving margin flow-through by way of higher IMUs and inventory turns. In the near term, we can be more disciplined and are taking the following steps for the upcoming fall season. We’re tightly aligning our sales and inventory plans. We’re reducing to our most productive, the number and depth of styles we carry on replenishment and we’re buying fashion to sell out. We must especially turn fashion items faster.

We’re also sharpening our pricing structure to ensure we are maximizing our volume opportunities, supported by a sourcing strategy that delivers IMU. More on that as the year unfolds. To be clear, I have a bias towards lean inventory. Underpinned by the ability to chase into sales. We have work to do in this area but I’m confident about the team’s commitment and capability to deliver and this should positively impact our overall inventory turns.

Third, we’re focused on accelerating growth in e-commerce. We have a large and respectable e-commerce business, accounting for 12% of our total revenue and delivering high profit margins which run ahead of our store base. As a team, we must be more thoughtful in our focus on this opportunity across investment decisions, capability requirements, channel integration and CRM. We have been recognized as an early and innovative leader in both apparel e-commerce and social marketing but we cannot rest on our laurels. Our customer in particular is fast and demanding. The competition is fierce and the opportunity significant.

Fourth, we’re evaluating our domestic store portfolio with a sharpened focus on return on invested capital. Although we have a large domestic store fleet of 1,090 doors, and are well-penetrated in the best performing malls, we see opportunities in several areas. Including gaining leverage in underperforming regions such as the Pacific Southwest — where our average four-wall profit is well below the chain average, selectively pruning underperforming stores, and accelerating store openings in outlet centers. Where with just 62 stores currently, we are underpenetrated versus the competition. As I have an opportunity to work with our team to take a deeper look into the fleet, I will have more to say in the coming months.

Finally, we will not lose sight of our expense base and we’ll seek opportunities to better leverage our corporate infrastructure. Ultimately, I would like to have greater flexibility in our model to offset inflationary pressures and fund strategic investments. Over the next several months we will outline our medium to longer term strategic growth initiatives. As part of this, we will be closely reviewing our opportunities and addressing our challenges across our brand portfolio, product categories, selling channels and international. Our goal is to deliver more predictable and consistent, profitable revenue growth, and returns to our shareholders.

Clearly, given the strength of the American Eagle brand, our core focus will include getting more leverage from the brand on our go-forward strategies. In summary, I’m excited to be here and I’m optimistic about the near-term prospects and long-term growth potential for American Eagle Outfitters. I view the investment community as important stakeholders and look forward to getting to know you throughout the year. Thanks for listening and now we’ll take your questions.

Operator: (Operator Instructions) Anna Andreeva, FBR Group.

Anna Andreeva- FBR Group- Analyst: I had a couple of questions this morning. So looking at the cash balance, you guys have 25% of the market cap in cash currently and still some availability on the share buyback. What are the views that the Board is taking on priorities for cash going forward? That’s my first question.

Robert Hanson- American Eagle Outfitters Inc- CEO: Yes, Anna, I want to put it in a slightly broader context. We have an excellent balance sheet. We have an excellent cash position. We want and are working with the Board to lay out an integrated capital plan. We obviously are very interested in how we can invest in organic growth and deliver high returns to our shareholders through that approach.

At the same time, we’re obviously interested in making sure that we can maintain our dividend pace which is at the high end of our peer set, as you know, and we’ll be working with the Board on an integrated capital plan and Joan can provide a little bit more specifics.

Joan Hilson- American Eagle Outfitters Inc- CFO: Yes, Anna, in the past just to demonstrate our commitment in returning value to our shareholders, we’ve repurchased $1 billion in stock over the last several years, and importantly have returned over $600 million in dividends to shareholders. So we remain committed to returning value to shareholders.

Anna Andreeva- FBR Group- Analyst: Great. And just a quick follow-up to Robert. Just curious, I know it’s only been 30 days that you’ve been on-board, but how do you view how you guys think about the customer at Eagle going forward? I know there have been some changes in the past. It sounds like fashion is something that will be a focus going forward versus basics. Maybe how do you think you can get the customer back in view of the competitive environment out there?

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure. Well, look, let’s talk about what we have which is an incredibly strong brand. The American Eagle brand is one of the strongest brands out there. It’s the leading brand in the teen sector. And so we have a lot in our arsenal to work with. I think you know as well as I do in this business, it’s all about product-driven innovation and excellent customer experience and traffic-driving marketing and promotions. We intend to take an aggressive approach in leveraging the American Eagle brand.

I think Roger’s talked very effectively about how our assortment has improved and how we’re taking a lead position in certain key categories like denim and tees and wovens and shorts. We intend to extend that into other categories but it’s hitting the right balance between categories we’re famous for and fashion — basics and fashion which as I mentioned we intend to turn really fast. We have a big opportunity to spread the word if you will about the American Eagle brand through revitalizing our marketing efforts which we’re focused on.

We intend those to be both product-focused as well as brand relevant and traffic-driving and I also mentioned we’ve got a large customer database, about 36 million customers in the database, about 17 million active, and turning those customers on and really leveraging the core strengths of the brand is what we’re going to be focused on.

Operator: Janet Kloppenburg, JJK Research.

Janet Kloppenburg- JJK Research- Analyst: Welcome, Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Janet.

Janet Kloppenburg- JJK Research- Analyst: I was wondering — I had a couple of questions, first of all, on your first quarter guidance, either for Robert or for Joan, if you could talk a little about what the assumption there is on promotional activity as we go through the rest of the quarter, because it did heat up in the fourth quarter and that is what constrained the result.

Also, Robert, if you could address perhaps the opportunity for any expense reductions at the Company going forward above and beyond store closings and for my friend Roger, I was wondering if you could talk about — I can’t leave you out — I was wondering if you could talk about the importance of color this spring. I know you were one of the first to have the colored denim and shorts. But I was wondering if you thought this was a trend that was going to continue for the year or if it would be a short-lived phenomenon? Thanks so much.

Robert Hanson- American Eagle Outfitters Inc- CEO: Okay. Let me give this a little color, strategically on the promotional environment and then Joan can give you the specifics. We’ll just clip your questions through one at a time. On the promotional environment, obviously it’s been mixed. It was very aggressive in the fourth quarter. I think many of you have reflected that you’ve seen a slowdown in our promotional activity thus far as we’ve entered the new fiscal year. But it is a competitive environment out there.

The key point, and I mentioned this in my opening comments, is we’re positioned to be competitive. We intend to sharpen our overall approach to pricing. But be in the position through how we’ve sourced and costed the goods to be able to compete effectively. Ideally as I think all of us in the sector would prefer is to see a slowdown and an abatement in the promotional activity but we’re prepared to compete. Joan?

Joan Hilson- American Eagle Outfitters Inc- CFO: So Janet, margin is moving in the right direction in the first quarter but it is still pressured, to your point. In two parts, one by higher cotton costs which are coming down for the quarter but also for the potential for higher promotional activity and the preparation that Robert referred to.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: And Janet, as you know — thank you for the confidence. We do have a major color presence in both shorts and jeggings and in skinny and you’ll see it on the next set and the set thereafter and I absolutely have a real sense of where it’s going but that I’m not going to talk about on the phone. But the most important thing is that the entire store has that color impact which is quite breath-taking and also the whole femininity of the store now on the women’s side is really taking hold.

Robert Hanson- American Eagle Outfitters Inc- CEO: Janet, on your final question about expense, it’s clearly a strong focus of the entire leadership team. Our goal without getting into specifics because we have some work to do, our goal would be able to get leverage even if we were faced with something like a flat comp which we don’t expect.

But the whole point here is we expect to get leverage on the business model. We expect the business model to be more flexible. We expect to be able to gain leverage on the mature aspects of our business in order to fund strategic investments moving forward and as we lay out the longer-term plan later in the year we’ll be much more specific about that.

Operator: Betty Chen, Wedbush Securities.

Betty Chen- Wedbush Securities- Analyst: Good morning and welcome, Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Good morning, thanks.

Betty Chen- Wedbush Securities- Analyst: I know you are still early into the job, but I was wondering if you can share with us your early perspectives around aerie and 77kids, especially following some of the mixed business in the fourth quarter. What are some of your top priorities around those two divisions and what could we also expect in terms of some of your thinking and initiative for those two businesses? Thank you.

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure. Thanks, Betty. Well, let me set it in some broader context and then I’ll dive specifically into your question. The leadership team and I have talked about the fact that we haven’t delivered what we would like to deliver with the new concepts to our shareholders in the form of return on investment. So we acknowledge that and understand where your concerns and questions are coming from.

That said, we believe the American Eagle brand is, as I mentioned, one of the strongest brands in the apparel category. It’s certainly the strongest brand in the teen sector and believe that we can more effectively leverage American Eagle with our kids business moving forward and we’re in the process of looking at that quite aggressively.

Roger’s obviously leading the charge to help that come to life from a customer experience standpoint and we’re also looking at the business model quite carefully so that we can gain leverage on it and make sure that how we move forward will deliver returns for our shareholders.

On aerie, we obviously took the decision to impair some stores in the fourth quarter. We can talk about that in more detail at a later point. But I want to step back and say that the aerie brand I think is a great brand. It has plenty of potential. It’s a sector that obviously is ripe for more competition. The reality of the performance of the brand is that it’s profitable all-in. It’s close to breakeven on a four-wall basis. And we have several stores in our fleet that are actually delivering a really respectable targeted return on investment capital.

And importantly, it’s a very strong brand in the Direct environment. So that would indicate that there’s customer demand for aerie and its position in the marketplace. So we’re stepping back and looking at the opportunity to drive the growth of aerie in a thoughtful manner moving forward with a real strong and sharp focus on how we can deliver improved returns.

Operator: Brian Tunick, JPMorgan.

Brian Tunick- JPMorgan Chase & Co.- Analyst: Good morning and welcome, Robert. My question, thinking about Levis a little, being more of a men’s and a bottom’s business, probably a little slower turning, can you maybe just talk about how you and Roger are going to work together to talk about having more fashion? Roger always talked about market share, you’re talking about fashion to sell out and faster inventory turns. Maybe just talk about your philosophy of what was going on at Levis and how you and Roger are looking at Eagle together now.

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure. Thanks, Brian. Well, look, this is the apparel business. And I think in the end what customers care about regardless of the business model, whether it’s a blended model like Levis or a vertical specialty teen apparel approach like American Eagle. They care about amazing product that’s well-marketed in a store environment that’s emotional and enticing to them with incredible customer service. I think that’s true. My view is that’s true across both of my experiences now very early days at American Eagle, obviously.

I’m very impressed with the disciplined development process that we have here at American Eagle Outfitters. Everything requires balance so I think in terms of your comments on the assortments, being famous for those core categories Roger mentioned, being able to have a balance between those and fashion basics and fashion are essential.

I always have had a bias towards lean inventory investments so that we can be in the position to chase after opportunities. We just need to position our sourcing base and our raw materials approach to be able to take advantage of those and not lose that much sales.

Just one other comment that I would make. A lot of people I think lose sight of this is, my former employer, obviously a big wholesale business domestically here in the United States but had a very blended model outside of the United States. Retail, wholesale, even within the wholesale model, some direct wholesale as well as concessions and a blended model in terms of how we approached the business on an international basis between Direct, joint venture and franchise.

So I think all of those experiences that I’ve had over the last 24 years will be able to be leveraged here in American Eagle and I’ve had a great time working with Roger and the team, although it’s early days. I’m just about a few days into my sixth week.

Operator: Jennifer Davis, Lazard Capital Markets.

Jennifer Davis- Lazard Capital Markets- Analyst: Also let me say welcome, Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Jennifer.

Jennifer Davis- Lazard Capital Markets- Analyst: One quick clarification if I may. First-quarter ending inventory is planned up mid-teens. Are AUCs still expected to be up high single-digits? And then I’m glad to hear you’re focused on inventory and I do want to say, Roger, I think the stores look much better than some of your competitors and you’ve done an especially great job on the colored denim and the shorts. aerie looks a lot better I think too, especially with the color and the vintage lace.

In terms of aerie, it seems to me that the bras and the panties are doing well. I’m just wondering what your thoughts are around carrying the apparel there outside of the loungewear and the yoga. Do you think that maybe you need a smaller store, smaller square footage or what are some of your thoughts on aerie and how many stores did you impair? Thanks.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: On the issue of the content, the customer has really voted at this point in time and my initial instincts in taking over aerie a couple years ago — 1.5 years ago, was that it should be a complete lifestyle with apparel as an important part of it. It is very clear to us that the whole intimate experience, the bras and the undies, the personal care, the beginnings of loungewear and fit is really what the customer wants from us and the apparel should be a very small part of the business.

The fourth quarter was very evident in that and I think as you just said, when you visit the store today you’re really getting a stronger feeling for the bra and undie business and the beautiful colors and the numbers of frames that we’re starting to develop and we’re going to be doing the same thing in fit and the same thing in undies. So we really think we have our arms around the whole dimension that there’s a whole sector out there that we can satisfy.

Joan Hilson- American Eagle Outfitters Inc- CFO: With respect to the number of stores, we impaired 50 stores and are reviewing those locations and taking a hard look at them with our landlords to determine the ultimate disposition there. Then with respect to the inventory question, the average unit cost is up high single-digit. It’s expected to be up high single-digit at the end of the quarter.

Operator: Dorothy Lakner, Caris & Company.

Dorothy Lakner- CIBC World Markets- Analyst: Just first of all, welcome to Robert and a question for him. I’m very pleased to hear obviously your bias toward lean inventories. I think everybody is. But just wondering how you’re thinking about balancing the top line growth which obviously was much better in the fourth quarter than we’ve seen in some time with that leaner inventory approach.

Then just a question for Roger on all of the successes that you built on in the fourth quarter, also just wanted to hear a little bit more about accessories where you expanded the shops and that seems to be a category that you do and that none of your competitors are really touching.

Robert Hanson- American Eagle Outfitters Inc- CEO: Okay. Well, thanks, Dorothy. It’s great to be with you and appreciate the welcome. Look, in this business as you well know, everything’s about balance. And what we are wanting to do is to maintain a competitive top-line performance but drive significant improvement in our inventory returns.

We plan to have an approach that differentiates how we’ll go after our famous four categories where we need to be in stock at the SKU level to deliver to our customers’ expectations and have an approach to fashion basics and fashion where we’re well-positioned for each delivery, but instead of in my language let’s say buying to the last sale, we’re leaner and are chasing after the customers’ demand.

If you look at how we plan to achieve that balance, we’re going to really target to balance our inventory and our sales plans and we look at it really aggressively. We are going to target a sharper average unit retail. We know where we sell out at velocity and make sure that we bought our goods into that average unit retail so we can get margin flow-through from those investments.

We’re going to run fewer products and replenishments, customer choices on replenishment, but make sure that we obviously are in stock on those products that are in the highest demand. As I mentioned, by positioning our source base and our raw materials to be in the position to quickly chase after business. Our intent is not, and I want to be very clear about that, to compromise top-line growth but it’s to make sure that we optimize margin flow-through from the inventory investments in sales.

Dorothy Lakner- CIBC World Markets- Analyst: Just that ability to chase, is that something you can do fairly quickly? Is that going to require more time as you go through the reviews of the sourcing base? Just how fast can you move into that kind of a mode?

Robert Hanson- American Eagle Outfitters Inc- CEO: We’ll always be looking for improvements. This is not an industry of perfect science. But what I will tell you is I’ve been very impressed with the supply chain and the sourcing capability at American Eagle Outfitters in the early days as I’ve been spending time with Roger and Michael and the team. We’ve identified those core, both categories as well as the fashion trends for the balance of the year that we intend to position for chase. And it’s a matter of just executing our plan as the customer demand comes and maybe Roger can add a few comments.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: On your first question on the accessory part of the business, on the masculine side we really have pulled back and have tightened it. On the feminine side, it’s been very strong on the volume base. It’s really contributed enormously to the units per transaction and the transaction value.

As you know, all of those metrics are very positive. And if you take a look at the accessories that we have in the store now with all of the color assortments we have, it’s quite impressive and this is a business that gives us higher margins, it gives us additional units per transaction. It helps the transaction value and it makes the store a lot more exciting and the related selling that goes with dresses and as you’ll notice our dress assortments are pretty powerful right now.

Dorothy Lakner- CIBC World Markets- Analyst: Yes it is.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: We really have that whole femininity back and the feminine accessories are a very important part of it. On the speed sourcing, Robert and I are very aligned on everything at this point in time. And we do have speed sourcing in place, but I think we can get better at it and I think Robert brings some nuances to it from his experience at Levi Strauss.

Dorothy Lakner- CIBC World Markets- Analyst: Great. Thanks and good luck.

Operator: Jamie Katz, Morningstar.

Jamie Katz- Morningstar- Analyst: I don’t know if you guys gave any detail on what AURs were in the fourth quarter or if they were up or down, but if you could give some color on that and maybe how that’s trending in the first quarter. Then also, there’s been a lot of talk about how shipping costs have been changing for a lot of companies and I don’t know what visibility you guys have into that as the year progresses but are there any levers you can pull on that expense piece? If you have any information on that, that would be helpful.

Joan Hilson- American Eagle Outfitters Inc- CFO: Right, Jamie, with respect to AURs, in the fourth quarter we saw AURs down due to the increased promotional activity that we had. Moving to the first quarter, we expect AURs to continue to be down, but as we progress through the spring season, we would expect that to come back up a bit and certainly as we move into the back half we expect to see a little bit higher AURs as well.

Jamie Katz- Morningstar- Analyst: Okay.

Joan Hilson- American Eagle Outfitters Inc- CFO: With respect to the shipping costs, Jamie, as we look forward throughout the year we have contracts in place and we continue to work through that but at this stage we are not seeing a negative impact related to shipping costs in our outlook.

Operator: Tom Filandro, SIG.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: Welcome as well, Robert. Best of luck. Two quick questions. Can you address a long-term view of what you believe the correct operating profit margin rates should be for the Company? And second, just outside of inventory, have you identified any near-term process opportunities to drive business efficiencies?

Just a quick one for Roger, please. Roger, can you give us an update on the shoe business from both the private label and branded standpoint? I know that’s a lot. Thank you.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Tom, for the questions. So in terms of realistic medium to longer term operating margin for the business in the medium term I would say over the next year or so, year or two, we would like to get back to the double-digit operating margins. And would be targeting longer term to have operating margins in the mid-teens and are working as a team in a very aligned way on getting there. There are a number of levers that we have to pull to get there.

I think over the next several months I’ll be working to detail out the plan to a mid-teen operating margin and when we meet later in the year to share the longer-term plan, which will include our goals on revenue as well as operating margin, return on invested capital we’ll lay that out for you. But we clearly see and are excited about and are aligned behind the opportunities there.

In terms of near-term process improvements, we have been very focused on as I mentioned all of the processes between merchandising, MP&A and sourcing to align our sales and inventory plans and be in the position to both deliver a competitive top line as well as to deliver improved margin flow-through through inventory productivity.

The supply chain, our sourcing folks have been really focused on driving some improvements in gaining leverage beyond cotton in our approach to costing by consolidating our sourcing into fewer bigger and more aligned suppliers as well as verticalizing our sourcing structure so that we can get further leverage there.

Then we have been working very strongly to ensure that across every function we’ve got leverage on our expense base so that we can obviously gain leverage from the mature parts of the business and invest behind strategic growth initiatives like e-commerce for example. So those are the things that we’re focused on at the moment.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Tom, what makes you ask about the shoe business?

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: There’s a couple of branded shoes I’ve noticed in the stores, I think are doing quite well. So wanted to get your point of view, Roger.

Roger Markfield- American Eagle Outfitters Inc- Executive Creative Director: Third-party for us is doing well. Online is explosive. So this is as we talk about the e-commerce sector, for us it’s quite wild right now and our regular own brand footwear business is doing well.

Tom Filandro- Susquehanna Financial Group / SIG- Analyst: Thanks, Roger. Best of luck to you all.

Operator: Michelle Tan, Goldman Sachs.

Michelle Tan- Goldman Sachs- Analyst: I had two questions. One, just Joan, if you could give us any specific color on how you’re thinking about SG&A growth in Q1 with the guidance that you gave. And then Robert, it’s really great to hear the focus on inventory, we’ve talked about it a lot so I won’t belabor it more. Just a question on marketing. You guys have made progress in the imagery over the last couple seasons. I’m wondering if as you initially look at the marketing and how it’s done and what the content is, are there any things that you see as big opportunities on that front?

Joan Hilson- American Eagle Outfitters Inc- CFO: So with respect to SG&A leverage, Michelle, or SG&A growth, we expect SG&A to leverage in the first quarter and in keeping with Robert’s comments, our expense base overall is expected to leverage on a flat comp. And this may moderate throughout the year in terms of the investments that we specifically make in a given quarter but specifically to the first quarter, we expect expense leverage.

Robert Hanson- American Eagle Outfitters Inc- CEO: Okay. And then on the marketing, Michelle, the thing that’s, I think, exciting for us is we — with the performance that’s now being delivered by the product assortments, we have the opportunity to shift our attention to other parts of the customer experience. One of the things that we’ve been focused on is really sharpening our definition of the American Eagle brand DNA so we’re working on that as a team.

And then coming with an even sharper focus on the look and feel of American Eagle so that we can create some competitive distinction in the market. Our intent in the back half of the year is to leverage the early lead that we’ve had in the category in social media and customer engagement by really looking at how to differentiate the American Eagle brand versus the competitive set.

Standing for exceptional product but in a way that really helps the customer both re-engage with the American Eagle brand emotionally and puts the brand in front of them, how and where they’re both consuming media as well as shopping.

The critical success factor for us, though, would be to integrate that across the product, the customer shopping experience, the approach to how customers are shopping today which is really omni-channel shopping and to make sure that we’re putting out an image for American Eagle which is relevant but distinctive in the category. I think later in the year you’ll see the beginnings of that as we work to build a multi-year brand-building effort behind the brand in some core categories that we intend to be famous for.

Michelle Tan- Goldman Sachs- Analyst: Great, thanks. Good luck Robert.

Operator: Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger- Morgan Stanley- Analyst: Robert, I was wondering if you could share with us your jobs and responsibilities in your last few positions at Levis just so that we can get to understand and know you better. And how you think these experiences that you had at Levis will translate to American Eagle and help with the brand building efforts and the return to operating profitability that the Company strives to achieve over time. Thanks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Sure, Kimberly, I look forward to getting to know you better over the year. Look, I have a high degree of respect for my former employer. I had the benefit of running the Levis brand globally as well as across the Americas region and the North American within the United States over the last decade.

It’s a business model, which as I mentioned earlier is a blended business model between a wholesale business predominantly domestically and a blended model outside of the United States where there is a greater balance between the retail business and the wholesale business. In retail, again, there’s several models that have been used between a Direct retail business, a joint venture and franchise management. So there is a heft and a complexity to the model.

Levis competes in over 110 countries around the world, so I’ve had that experience as well. I do believe that experience will be leverageable here at American Eagle as we look for growth opportunities beyond the core US American Eagle brand store base that we currently have.

In terms of my accountabilities at Levis, I was the Global Brand President. We did run our corporate functions as corporate centers of excellence. But I had sitting on my team in addition to the product engine of merchandising design, product development and sourcing, distribution and logistics. Obviously I had marketing, I had the stores, customer experience group, all of the components, operations commercially, so I had leaders that were running each of the geographies between the Americas, Asia, and Europe, as well as store operations.

And then the corporate functions I had sitting on the leadership team although they reported up into the corporate leaders of the organization I had a CFO, a Head of Legal, a Head of Sourcing as I mentioned, Corporate Communications, et cetera, sitting on the leadership team. So it was a really intact general management of the business and as you know Levis is 80% of the Company’s total turnover.

So it was an exciting job, but I’m thrilled to be at American Eagle Outfitters and look forward to putting my experience base to work here to help the team build value from the Company.

Kimberly Greenberger- Morgan Stanley- Analyst: Great. Thanks. And we look forward to meeting you next week.

Operator: Paul Lejeuz, Nomura Group.

Paul Lejuez- Nomura Group- Analyst: Joan, first on the AUC side, what should we be looking for in the second half? Is double-digits out of the question in terms of what declines we could see? And then Robert, I know you talked a bit about balancing sales and gross margin. But I’m just wondering philosophically, how do you feel about ever managing the business to a negative comp and really targeting gross margin expansion? Just your big-picture thoughts on that. Thanks.

Joan Hilson- American Eagle Outfitters Inc- CFO: With respect to AUC, Paul, in the back half of the year we expect the average unit cost to come down. At this stage, we’re completed through the third quarter in terms of our buying and so our decline is not quite double-digit but certainly the teams have made great progress.

The thing to remember there is that we have to — we have carry-over inventory from the first half that we’re turning in the third quarter, so that’s going to sort of neutralize some of the product cost purchasing that we’ve gotten the opportunity for. And so it will come down over the course of the back half and we feel very good about, to Robert’s point, what the teams have been able to accomplish in terms of supply chain and really recouping that, the cotton spike that we saw last year.

Robert Hanson- American Eagle Outfitters Inc- CEO: And Paul, it’s a fair question about — and it’s really about driving margin flow-through from the investments that we’re making behind sales. Look, we all want everything. We want comp sales growth and we want great margin flow-through off of a really tight inventory investment. And the intent that we have, Joan and Roger and I working with the team, is to get that balance in place and get that flywheel effect so we get the best of both.

What I will tell you though is we are evaluating very aggressively the investments that we’re making in our sales, in terms of inventory investment, for return. And if you look at the fourth quarter without getting into the specific numbers, we made a significant inventory investment that in the details didn’t necessarily dramatically improve the metrics.

We had a great top-line growth so obviously it fueled that but so much of that was about Roger and the team’s work to dramatically improve the assortment, which helped us compete to win and lead the sector at holiday. So our goal would be to deliver the right inventory strategy behind our sales plans and not be so tight that we’re either over-invested or so under-invested that we’re missing sales.

We’ve got a very disciplined process between merchandising, MP&A and the supply chain and we look at it weekly, monthly, quarterly, with a short-, medium- and longer-term lens to make sure that we’re in balance. What I will tell you, though, is we will not be investing behind negative returns.

Paul Lejuez- Nomura Group- Analyst: Thanks and good luck.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, Claudia, we have time for one more question.

Operator: Jeff Black, Citigroup.

Jeff Black- Citigroup- Analyst: Welcome, Robert.

Robert Hanson- American Eagle Outfitters Inc- CEO: Thanks, Jeff.

Jeff Black- Citigroup- Analyst: We’re sitting here watching the story over the last few years and we’ve slashed price, we promoted basics, we invested in core items, we’re now going to invest in fashion, but you step back just top level, you’ve been caught in the middle it seems to us for quite some time here, back and forth on the strategy.

Where do you see Eagle fitting in the teen landscape? What are you really telling us about where you’re going to be differentiated, how you’re going to be differentiated and really what time frame are we looking at for this what sounds like a meaningful move into the fashion direction and quicker turns? Thanks.

Robert Hanson- American Eagle Outfitters Inc- CEO: Yes. Jeff, it’s a fair question. I think you’re asking the questions that we as a team intend to respond to later in the year. Like I mentioned and you’re giving me a little bit of breathing space because I’ve been here for five weeks now, the time to really work with the team. I want to listen and learn as much as I possibly can.

And at the same time what you’ve challenged is a differentiated competitive strategy that has long-term growth and return potential for our shareholders that distinguishes both the American Eagle brand as well as the other properties in our portfolio from our competition, built against a sustainable revenue margin and return strategy. That’s what we intend to build.

My view is we do have distinctive competitive assets in American Eagle and aerie. We haven’t been able to leverage them on American Eagle as much as we would like and see short-, medium- and long-term growth potential getting more leverage off the core American Eagle brand and with a focus on intimates and a stronger focus on return on invested capital, see the potential for medium- to longer-term returns from the aerie brand in the portfolio.

But instead of answering a question which I think I’ll have much more thoughtful response to you on later in the year, broadly about the strategic growth for the Company, let me leave it at that and just reiterate the near-term initiative that we have, we believe very confidently will drive improved performance in 2012.

Jeff Black- Citigroup- Analyst: It’s all encouraging. So we’ll look forward to hearing more. Thanks.

Judy Meehan- American Eagle Outfitters Inc- VP IR: Okay, guys. That concludes our call today. Just keep in mind, we will report first-quarter results on May 23. Thanks for your participation today and your continued interest in American Eagle Outfitters. Thanks.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and we thank you for your participation.